TERMS SHEET SUPPLEMENT
(Dated: July 11, 2007)
Lehman Brothers Holdings Inc.
Sponsor and Seller

LEHMAN XS TRUST
Mortgage Pass-Through Certificates
(Issuable in Series)

Aurora Loan Services LLC	Structured Asset Securities Corporation
Master Servicer	Depositor

Consider carefully the risk factors beginning on page S-4 of this terms sheet supplement and on page 2 of the accompanying prospectus.

The certificates of each series will represent interests in the related issuing entity only and will not represent interests in or obligations of the sponsor, the depositor or any of their affiliates or any other entity.

This terms sheet supplement must be read in conjunction with the attached prospectus.

The Trusts

Each Lehman XS Trust will be established to hold assets transferred to it by Lehman Brothers Holdings Inc. The assets in each trust will generally consist of first lien mortgage loans secured by one- to four-family residential properties. The mortgage loans will have been purchased either directly or through affiliates, from one or more mortgage loan sellers. The mortgage loans will be master serviced by Aurora Loan Services LLC.

The Certificates

Lehman Brothers Inc. will sell the certificates pursuant to a prospectus supplement. The certificates will be grouped into one or more series, each having its own designation. Each series will be issued in one or more classes and each class will evidence beneficial ownership of a specified portion of future payments secured by the assets in the related trust fund. A prospectus supplement for a series will specify all of the terms of the series and each of the classes in the series.

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Although a registration statement (including the prospectus) relating to the securities discussed in this terms sheet supplement has been filed with the SEC and is effective, the final prospectus supplement relating to the securities discussed herein has not been filed with the SEC. Prospective purchasers are referred to the final prospectus and prospectus supplement relating to the securities discussed in this communication for definitive information on any matter discussed herein.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this free writing prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
Underwriter:
Lehman Brothers

For use with the prospectus dated July 11, 2007

Tables of Contents
	Page		Page

Summary of Terms	S-1	General	S-25
Risk Factors	S-5	Servicing Accounts	S-25
The Certificates	S-12	Servicing Compensation and Payment of Expenses	S-25
Distributions on Certificates in a Shifting Interest Group	S-13	Waiver or Modification of Mortgage Loan Terms	S-26
Allocation of Losses	S-14	Prepayment Interest Shortfalls	S-26
Optional Termination of the Trust Fund	S-14	Advances	S-26
Origination of the Mortgage Loans and Underwriting Guidelines	S-15	Primary Mortgage Insurance	S-27
LBB Underwriting Guidelines	S-15	Collection of Taxes, Assessments and Similar Items	S-27
General Underwriting Guidelines	S-18	Insurance Coverage	S-27
The Sponsor	S-21	Evidence as to Compliance	S-27
The Depositor	S-21	Yield, Prepayment and Weighted Average Life	S-28
The Master Servicer	S-21	General	S-28
Static Pool Information	S-21	Material Federal Income Tax Considerations	S-30
Affiliations and Relationships	S-21	General	S-30
Representations and Warranties	S-22	Legal Investment Considerations	S-30
Administration of the Trust Fund	S-23	Accounting Considerations	S-31
Servicing and Administrative Responsibilities	S-23	ERISA Considerations	S-31
Mortgage Loan Servicing	S-25

S-ii

Summary of Terms

This summary highlights selected information and does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the certificates, it is necessary that you read carefully this entire document and the accompanying prospectus.

Parties

Sponsor and Seller

Lehman Brothers Holdings Inc. will sell the mortgage loans to the depositor.

Depositor

Structured Asset Securities Corporation, a Delaware special purpose corporation, will sell the mortgage loans to the issuing entity. The depositor’s address is 745 Seventh Avenue, New York, New York 10019, and its telephone number is (212) 526-7000.

Issuing Entity

A common law trust formed under the laws of the State of New York.

Master Servicer

Aurora Loan Services LLC (“Aurora”), an affiliate of the seller and the depositor, will oversee the servicing of the mortgage loans by the servicers.

Primary Servicers

Aurora will be the primary servicer for the majority of the mortgage loans. Other servicers of the mortgage loans include various banks and other lending institutions.

Originators

Aurora Loan Services LLC will have originated the majority of the mortgage loans. The remainder of the mortgage loans will have been originated by various other banks, savings and loans and other mortgage lending institutions.

The Certificates

The certificates of each series represent ownership interests in a separate trust fund, the assets of which will consist primarily of conventional, first lien, adjustable and/or fixed rate, fully amortizing and/or balloon residential mortgage loans.

The mortgage loans to be included in a trust fund may be divided into two or more mortgage loan groups, sorted on the basis of specified characteristics. In such event, payments of principal and interest on a specified group of certificates will be based solely on collections from the related mortgage loans.

Each series of certificates may have one or more groups of certificates based on the mortgage loan groups in the trust fund that may have similar or different payment structures. The payment structure for a group of certificates may have overcollateralization features or shifting interest features. A group of certificates with overcollateralization features is referred to in this terms sheet supplement as an “overcollateralization group” and a group of certificates with shifting interest features is referred to in this terms sheet supplement as a “shifting interest group.”

Payments on the Certificates

Principal and/or interest on the certificates will be distributed on the 25th day of each month. However, if the 25th day is not a business day, payments will be made on the next business day after the 25th day of the month.

Interest Payments

Amounts Available for Interest Payments

Interest will accrue on each class of offered certificates at specified annual rates.

The interest rate on one or more classes of certificates in an overcollateralization group may be limited by a “net funds cap”, which is a limitation generally based on the weighted average mortgage rates of the related mortgage loans during the applicable collection period, net of certain fees and expenses of the trust fund.

The key payment concept for distributions of interest to certificates in an overcollateralization group is the “interest remittance amount,” which is, generally, for any distribution date and any mortgage pool, the amount of interest collected or advanced by the servicers on the mortgage loans in that mortgage pool during the related collection period, plus other amounts collected or recovered (such as insurance proceeds) allocated to interest, but minus the servicing fee and certain costs reimbursable to the trustee, the servicers, the master servicer or the custodians.

Distributions of interest to certificates in a shifting interest group will be made from the available distribution amount from mortgage loans in the related mortgage pool in the priority described under “The Certificates— Distributions on Certificates in a Shifting Interest Group.”

The Interest Rate Cap Agreement

The trustee, on behalf of the trust fund or a supplemental interest trust, may enter into an interest rate cap agreement with a cap counterparty, for the benefit of one or more specified classes of certificates.

Under any interest rate cap agreement, the cap counterparty will be obligated to make fixed payments to the trust fund if one-month LIBOR moves above a specified rate. Payments under an interest rate cap agreement are intended to offset the effects of a mismatch between the weighted average net coupon of the mortgage loans in a mortgage pool and the one-month LIBOR index used to determine the interest rate on one or more specified classes of certificates related to that mortgage pool.

The interest rate cap agreement will provide only temporary, limited protection against upward movements in one-month LIBOR.

The Interest Rate Swap Agreement

•  The trustee, on behalf of a supplemental interest trust, may also enter into an interest rate swap agreement with a specified swap counterparty, for the benefit of one or more specified classes of certificates. Under any interest rate swap agreement, on each distribution date, beginning and ending on specified distribution dates, the trust will be obligated to make fixed payments at the applicable rate of payment owed by the trust fund, and on the business day prior to each distribution date, the swap counterparty will be obligated to make floating payments at LIBOR (as determined under the interest rate swap agreement), in each case calculated on a scheduled notional amount and adjusted to a monthly basis. To the extent that a fixed payment exceeds the floating payment relating to any distribution date, amounts otherwise available to the applicable certificateholders will be applied to make a net swap payment to the swap counterparty, and to the extent that a floating payment exceeds the fixed payment relating to any distribution date, the swap counterparty will owe a net swap payment to the supplemental interest trust.

Principal Payments

Amounts Available for Principal Payments

The amount of principal payable to the certificates in an overcollateralization group will be determined by (1) formulas that allocate portions of principal payments received on the mortgage loans among the different related certificate classes, (2) funds received on related mortgage loans that are available to make principal payments on the related certificates and (3) the application of excess interest from each such mortgage pool to pay principal on the related certificates.

The key payment concept for distributions of principal to certificates in an overcollateralization group is the “principal remittance amount,” which is, generally, for any distribution date and either mortgage pool, the amount of principal collected or advanced by the servicers on the mortgage loans in that mortgage pool during the related collection period, including any prepayments in full or in part collected during the related prepayment period, plus other amounts collected or recovered (such as insurance proceeds) which are be allocated to principal, but minus certain costs reimbursable to the trustee, the servicers, the master servicer or the custodians.

In addition, the manner of allocating distributions of principal to the certificates in a shifting interest group will differ, as described in this term sheet supplement, depending upon the occurrence of several different events or triggers:

•
up to and including the distribution date specified in the related terms sheet, the subordinate certificates will not receive any principal prepayments unless the senior certificates are paid down to zero; or

•	and after that time, subject to certain performance triggers, the subordinate certificates will receive increasing portions of principal prepayments over time.

Funds received on the mortgage loans may consist of (1) expected monthly scheduled payments or (2) unexpected payments resulting from prepayments or defaults by borrowers, liquidation of defaulted mortgage loans or repurchases of mortgage loans under the circumstances described in the related prospectus supplement.

Limited Recourse

The only source of cash available to make interest and principal payments on the certificates will be the assets of the trust fund. The trust fund will have no source of cash other than collections and recoveries of the mortgage loans through insurance or otherwise.

Enhancement of Likelihood of Payment on the Certificates

The payment structure for certificates in an overcollateralization group includes excess interest and the application of excess cashflow, overcollateralization, subordination and loss allocation features to enhance the likelihood that holders of more senior classes of certificates will receive regular distributions of interest and principal. The payment structure for certificates in a shifting interest group includes only shifting interest, subordination and loss allocation features to enhance the likelihood that holders of more senior classes of certificates will receive regular distributions of interest and principal.

Subordination of Payments

The senior certificates will have a payment priority over the Class M Certificates. The Classes of Class M Certificates with higher numerical class designations will be subordinate to Class M Certificates with lower numerical class designations.

Allocation of Losses

Amounts representing losses on the mortgage loans (to the extent that those losses exceed excess interest and any overcollateralization related to the applicable pool related to certificates in an overcollateralization group) will be applied to reduce the principal amount of the class of subordinate certificates for the related mortgage pool still outstanding that has the lowest payment priority, until the principal amount of that class has been reduced to zero. If the applicable subordination provided by the subordinate certificates is insufficient to absorb losses, then the losses realized by the applicable pool will vary by series and (a) either (i) will be allocated pro rata in reduction of the principal amount of the related group of senior certificates or (ii) one or more classes of senior certificates may be designated to absorb the pro rata portion of such losses that otherwise would have been allocated to other classes or (b) will not be allocated to the senior certificates.

Excess Interest

The mortgage loans underlying certificates in an overcollateralization group will bear interest each month that in the aggregate is expected to exceed the amount needed to pay monthly interest on the related certificates and the certificate group’s proportionate share of the fees and expenses of the trust fund. This “excess interest” received from the mortgage loans each month will be available to absorb realized losses on the mortgage loans and to create and maintain the required level of overcollateralization with respect to the related pool.

Application of Excess Cashflow

For each pool underlying certificates in an overcollateralization group, the amount of any excess interest, together with (a) any excess amounts of overcollateralization not needed to maintain the required level of overcollateralization as specified by the rating agencies and (b) certain amounts of the principal remittance amount not paid to the related certificates on or after the stepdown date and on any distribution date on which a trigger event is not in effect, will be applied as “excess cashflow” in order to pay principal on the offered certificates related to such pool, to absorb realized losses on the related mortgage loans and to maintain the required level of overcollateralization.

Optional Purchase of the Mortgage Loans

The master servicer may purchase the mortgage loans related to a certificate group or groups on or after the distribution date following the month in which the total principal balance of the applicable pool or pools of mortgage loans declines to less than 10% of the initial total principal balance of such mortgage loans as of the cut-off date.

ERISA Considerations

Generally, all of the certificates may be purchased by employee benefit plans or other retirement arrangements subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended. However, if there is an interest rate cap agreement or an interest rate swap agreement, the related certificates may not be acquired or held by a person investing assets of any such plans or arrangements before the termination of the interest rate cap agreement or interest rate swap agreement, as applicable, unless such acquisition or holding is eligible for the exemptive relief available under a class exemption.

Tax Status

The trustee will elect to treat all or a portion of each trust fund as multiple REMICs for federal income tax purposes. Each of the offered certificates will represent ownership of “regular interests” in a REMIC, along with certain contractual rights and obligations.

Risk Factors

The following information, which you should carefully consider, identifies certain significant sources of risk associated with an investment in the offered certificates. You should also carefully consider the information set forth under “Risk Factors” in the prospectus.

Risks Related to Higher Expected Delinquencies of the Mortgage Loans

The mortgage loans, in general, were originated according to underwriting guidelines that are not as strict as Fannie Mae or Freddie Mac guidelines, so the mortgage loans are likely to experience rates of delinquency, foreclosure and bankruptcy that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in accordance with higher standards.

Changes in the values of mortgaged properties related to the mortgage loans may have a greater effect on the delinquency, foreclosure, bankruptcy and loss experience of the mortgage loans in the trust fund than on mortgage loans originated under stricter guidelines. We cannot assure you that the values of the mortgaged properties have remained or will remain at levels in effect on the dates of origination of the related mortgage loans.

See also “Risk Factors—Mortgage Loans Originated According to Non-Agency Underwriting Guidelines May Have Higher Expected Delinquencies” in the prospectus for a discussion of the risks relating to “Alt-A” mortgage loans.

Mortgage Loan Interest Rates May Limit Interest Rates on the Certificates in an Overcollateralization Group

The certificates in an overcollateralization group may accrue interest at an interest rate that adjusts monthly based on the one-month LIBOR index plus a specified margin. However, the interest rates on these certificates may be subject to a limitation, generally based on the weighted average interest rate of the related mortgage loans. Because the related mortgage loans will have interest rates that adjust semi-annually or annually based on either a six-month LIBOR index, a one-year LIBOR index, a one-year CMT index or another specified index, the weighted average mortgage rate of the loans may be insufficient to pay the certificates at their full certificate interest rate for one or more periods.

Furthermore, the mortgage loans may also have periodic maximum and minimum limitations on adjustments to their interest rates, and a portion of the adjustable rate mortgage loans will have the first adjustment to their interest rates one, two, three or five years, or another specified interval, after their first payment dates. As a result, the certificates may accrue less interest than they would accrue if their interest rates were solely based on the one-month LIBOR index plus the specified margin and not capped at the weighted average rate of the related mortgage loans.

Certain of the mortgage loans may have fixed interest rates. In such case, the certificates will accrue interest at a fixed interest rate or at an interest rate that adjusts monthly based on the one-month LIBOR index plus a specified margin, in each case subject to the same weighted average rate limitation described above. It is possible that a faster rate of prepayment than anticipated on fixed mortgage loans bearing a higher rate of interest might result in the application of the net funds cap limitation on the related certificates, thus reducing the interest rate of the related certificates.

Risks Related to Potential Inadequacy of Credit Enhancement and Other Support

The certificates may or may not be insured by any financial guaranty insurance policy. Other forms of credit enhancement for certificates in an overcollateralization group may include excess interest, overcollateralization, subordination and loss allocation features and other forms of credit enhancement for certificates in a shifting interest group include subordination and loss allocation features. These forms of credit enhancement are intended to enhance the likelihood that holders of more senior classes will receive regular payments of interest and principal, but are limited in nature and may be insufficient to cover all losses on the mortgage loans.

Excess Interest and Overcollateralization with respect to an Overcollateralization Group. In order to create and/or maintain overcollateralization, it will be necessary that the mortgage loans generate more interest than is needed to pay interest on the related offered certificates in an overcollateralization group. We expect that the related mortgage loans will generate more interest than is needed to pay those amounts, at least during certain periods, because the weighted average of the interest rates on the related mortgage loans in each mortgage pool is expected to be higher than the weighted average of the interest rates on the related certificates. Any remaining interest generated by the mortgage loans will be used to absorb losses on the related mortgage loans and to create and maintain related overcollateralization.

We cannot assure you, however, that the mortgage loans will generate enough excess interest to create or maintain the applicable overcollateralization level as set by the rating agencies. The following factors will affect the amount of excess interest that the mortgage loans will generate:

• Prepayments. Every time a mortgage loan is prepaid in whole or in part, total excess interest generated by the related mortgage pool after the date of prepayment will be reduced because that mortgage loan will no longer be outstanding and generating interest or, in the case of a partial prepayment, will be generating less interest. The effect on the related certificates to that pool of this reduction will be influenced by the amount of prepaid loans and the characteristics of the prepaid loans. Prepayment of a disproportionately high number of high interest rate mortgage loans would have a greater negative effect on future excess interest.

• Defaults, Delinquencies and Liquidations. If the rates of delinquencies, defaults or losses on the mortgage loans turn out to be higher than expected, excess interest generated by the related mortgage pool will be reduced by the amount necessary to compensate for any shortfalls in cash available to pay the related certificates. Every time a mortgage loan is liquidated or written off, excess interest is reduced because that mortgage loan will no longer be outstanding and generating interest.

• Levels of LIBOR. LIBOR may increase faster than the interest rates on the related mortgage loans, requiring that more interest generated by the loans be applied to cover interest on the certificates

Subordination and Allocation of Losses. If the applicable subordination is insufficient to absorb losses, then certificateholders will likely incur losses and may never receive all of their principal payments. You should consider the following:

• if you buy a senior certificate and losses on the related mortgage loans exceed excess interest generated by the mortgage loans and any overcollateralization that has been created, plus the total principal amount of the subordinate certificates, then the losses realized by the applicable pool will vary by series and (a) either (i) will be allocated pro rata in reduction of the principal amount of the related group of senior certificates or (ii) one or more classes of senior certificates may be designated to absorb the pro rata portion of such losses that otherwise would have been allocated to other classes or (b) will not be allocated to the senior certificates.

• similarly, if you buy a Class M Certificate and losses on the mortgage loans exceed excess interest generated by the mortgage loans and any overcollateralization that has been created, plus the total principal amount of all Class M Certificates subordinate to your Certificate, the principal amount of your certificate will be reduced proportionately by the amount of that excess.

Recent Developments in the Residential Mortgage Market May Adversely Affect the Yields of the Offered Certificates

Recently, the residential mortgage market in the United States has experienced a variety of difficulties and changed economic conditions that may adversely affect the yield on your certificates. Delinquencies and losses with respect to residential mortgage loans generally have increased in recent months, and may continue to increase, particularly in the subprime sector. In addition, in recent months housing prices and appraisal values in many states have declined or stopped appreciating, after extended periods of significant appreciation. A continued decline or an extended flattening of those values may result in additional increases in delinquencies and losses on residential mortgage loans generally, particularly with respect to second homes and investor properties and with respect to any residential mortgage loans whose aggregate loan amounts (including any subordinate liens) are close to or greater than the related property values.

See “Risk Factors—Changes in U.S. Economic Conditions May Adversely Affect the Performance of Mortgage Loans, Particularly Adjustable Rate Loans of Various Types” in the prospectus.

In addition, numerous residential mortgage loan originators that originate subprime mortgage loans have recently experienced serious financial difficulties and, in some cases, bankruptcy. Those difficulties have resulted in part from declining markets for mortgage loans as well as from claims for repurchases of mortgage loans previously sold under provisions that require repurchase in the event of early payment defaults, or for material breaches of representations and warranties made on the mortgage loans, such as fraud claims. The financial condition of a mortgage lender may also be adversely affected by the increasing rate of delinquencies and defaults on adjustable rate loans.

The mortgage loans in the trust fund do not include subprime mortgage loans. However, you should consider that the general market conditions discussed above may affect the performance of the mortgage loans and may adversely affect the yield on your certificates.

Lack of Primary Mortgage Insurance
Certain of the mortgage loans may have original loan-to-value ratios in excess of 80%. A portion of such mortgage loans with original loan-to-value ratios in excess of 80% may not be covered by a primary mortgage insurance policy. If borrowers without primary mortgage insurance default on their mortgage loans, there is a greater likelihood of losses than if the mortgage loans were insured. We cannot assure you that the available credit enhancement will be adequate to cover those losses.

Risks Related to Unpredictability and Effect of Prepayments

The rate of prepayments on the mortgage loans will be sensitive to prevailing interest rates. Generally, if prevailing interest rates decline, mortgage loan prepayments may increase due to the availability of refinancing at lower interest rates. If prevailing interest rates rise, prepayments on the mortgage loans may decrease.

See “Risk Factors—Unpredictability and Effect of Prepayments” in the prospectus for a description of factors that may influence the rate and timing of prepayments on the mortgage loans.

No Cross-Collateralization Between Certain Pools

In the event that the mortgage pool is subdivided into separate pools, each with its own form of credit enhancement, the pools will not be “cross-collateralized” - i.e., interest and principal received on mortgage loans related to one group of certificates will not be available for distribution to the unrelated group or groups of certificates under any circumstances. As a result, a disproportionately high rate of delinquencies or defaults in one pool may result in shortfalls or losses affecting the related subordinate certificates at the same time amounts from the other pool or pools are being distributed in respect of certificates relating to that pool with lower seniority. For example, on any distribution date, the class principal amount of the Class M1 Certificates relating to one pool may be reduced because of excessive losses on the related mortgage loans, even though the Class M6 Certificates relating to the other pool are still outstanding and continue to receive distributions. Moreover, in the case of extremely high losses experienced by a pool, it is possible that the related senior certificates may not be receiving distributions and may be allocated losses even though the subordinate certificates relating to the other pool are still outstanding and receiving distributions.

Changes in LIBOR May Reduce the Yields on Certain Classes of Certificates

The amount of interest payable on the certain classes of certificates, if specified in the related term sheet, will be calculated by reference to the London Interbank Offered Rate, known as LIBOR. If LIBOR falls, the yield on a class of certificates that has an interest rate formula that is equal to LIBOR plus a specified margin will be lower. By contrast, if LIBOR rises, the yield on a class of certificates that has an interest rate formula that is equal to a specified margin minus LIBOR, will be lower and could fall to zero. In addition, the interest rates on all of these classes will not exceed specified rates, regardless of levels of LIBOR.

Geographic Concentration Risks
The loans in any series (or pool) may be secured by properties located disproportionately in one or more states. The rate of delinquencies, defaults and losses on each pool of mortgage loans may be higher than if fewer of the mortgage loans were concentrated in these states and will have a disproportionate impact on the mortgage loans in general.

Risks Related to Mortgage Loans with Interest-Only Payments

A substantial portion of the mortgage loans may provide for payment of interest at the related mortgage interest rate, but no payment of principal, for a period of several years following origination. Following the applicable interest-only period, the monthly payment with respect to each of these mortgage loans will be increased to an amount sufficient to amortize the principal balance of the mortgage loan over the remaining term and to pay interest at the mortgage interest rate.

The presence of these mortgage loans in the trust fund will, absent other considerations, result in longer weighted average lives of the related certificates than would have been the case had these loans not been included in the trust fund. In addition, a borrower may view the absence of any obligation to make a payment of principal during the initial period of a mortgage loan as a disincentive to prepayment. After the monthly payment has been increased to include principal amortization, delinquency or default may be more likely.

See “Risk Factors—Risks Related to Mortgage Loans with Interest-Only Payments” and “—Changes in U.S. Economic Conditions May Adversely Affect the Performance of Mortgage Loans, Particularly Adjustable Payment Loans of Various Types” in the prospectus.

Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans

Violations of certain federal, state or local laws and regulations relating to the protection of consumers, unfair and deceptive practices and debt collection practices may limit the ability of the servicers to collect all or part of the principal of or interest on the related mortgage loans and, in addition, could subject the trust fund to damages and administrative enforcement.

See “Risk Factors—Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans” in the prospectus.
Violation of Predatory Lending Laws/High Cost Loans

Various federal, state and local laws have been enacted that are designed to discourage predatory lending practices. Failure to comply with these laws, to the extent applicable to any of the mortgage loans, could subject the trust fund, as an assignee of the mortgage loans, to monetary penalties and could result in the borrowers rescinding the affected mortgage loans. If the loans are found to have been originated in violation of predatory or abusive lending laws and the seller does not repurchase the affected loans and pay any related liabilities, certificateholders could incur losses.

For a discussion of anti-predatory lending laws and the effect of any “high cost” loans on the trust fund, see “Risk Factors—Predatory Lending Laws/High Cost Loans” in the prospectus.

The Certificates

General

Each series of certificates may have one or more groups of certificates based on the mortgage loan groups in the trust fund that may have similar or different payment structures. The payment structure for a group of certificates may have overcollateralization features or shifting interest features. A group of certificates with overcollateralization features is referred to in this terms sheet supplement as an “overcollateralization group” and a group of certificates with shifting interest features is referred to in this terms sheet supplement as a “shifting interest group.”

Distributions on Certificates in an Overcollateralization Group

Distributions of Interest

The amount of interest distributable on each distribution date in respect of each class of certificates will equal the sum of (1) current interest for such class and for such date and (2) any carryforward interest for such class and for such date. The interest rate for each class of certificates will be the applicable annual rate specified in the related prospectus supplement.

The interest rates on the certificates may be limited by application of “weighted average interest rate caps” as described in “Risk Factors” in this terms sheet supplement. Although a series of certificates might apply excess cash or other sources of cash to pay such amounts, there can be no assurances that excess interest or other amounts will be sufficient to fully offset any resulting basis risk shortfalls.

The “Interest Remittance Amount” (i.e., the total available interest collected on the related mortgage loans) for each mortgage pool will be distributed on each distribution date, generally as follows:

(i) concurrently, to the senior certificates, current interest and any carryforward interest for such classes for such distribution date (any shortfall in current interest and carryforward interest to be allocated among such classes in proportion to the amount of current interest and carryforward interest that would otherwise be distributable thereon);

(ii) to the subordinate certificates, in accordance with their seniority, current interest and any carryforward interest for such classes for such distribution date;

(iii) to the trustee, previously unreimbursed extraordinary costs, liabilities and expenses; and

(iv) for the application as part of monthly excess cashflow for such distribution date.

For any series that includes a swap, net swap payments will generally be applied before the priorities described above.

Because borrowers are generally charged interest to the date of a prepayment, the prepayment of a mortgage loan may result in reduced collections of interest. Generally, servicers are required to make payments of “compensating interest” to offset any such shortfalls caused by prepayments. However, such obligation is limited and thus may not fully offset prepayment interest shortfalls.

Distributions of Principal

Prior to the occurrence of the Step Down Date for a series of certificates, or upon the occurrence of a Trigger Event, principal payments received on the mortgage loans will generally be applied to the payment of the senior certificates (and if the senior certificates are no longer outstanding, to the next most senior class of subordinate certificates outstanding). The “Step Down Date” will vary based on each series of certificates but generally refers to the later of (1) the date on which a level of credit enhancement has been obtained (as a result of the disproportionate payment of senior classes relative to the subordinate classes), and (2) a specified date. A “Trigger Event” will also vary by series but generally will occur if the performance of the mortgage loans (i.e., their loss and delinquency experience) is below specified levels.

Following the occurrence of the Step Down Date (and as long as a Trigger Event has not occurred) principal received on the related mortgage loans will be applied on the senior and subordinate certificates to maintain specified levels of credit enhancement. These levels are generally referred to as “target amounts” and will vary by series.

Excess Cashflow

On any distribution date, to the extent interest received on the mortgage loans exceeds interest payments required to be made on the certificates, the trustee will apply such excess, depending on the date, to build overcollateralization (by paying down the principal balances of specified classes), for the repayment of basis risk shortfalls or for other purposes specified in the related trust agreement. Excess interest remaining on any distribution date will generally be released by the trustee and will not be available to certificateholders on future dates.

Distributions on Certificates in a Shifting Interest Group

Distributions in respect of certificates in a shifting interest group will be made on each distribution date from the Available Distribution Amount for such group of certificates. The “Available Distribution Amount” generally includes the total amount of cash received by the Master Servicer from each of the servicers on the master servicer remittance date in respect of the related mortgage loans less certain fees and expenses relating to the trustee, master servicer and the servicers, and certain amounts collected by the servicers but not applicable to the related distribution date.

If identified in the related terms sheet, one or more classes in a shifting interest group may be interest-only certificates; no principal will be distributable on these classes, and, in some cases these classes will not be entitled to distributions of interest after a date specified in the related terms sheet.

On each distribution date, the related Available Distribution Amount will generally be allocated, in the following order of priority:

(1) to payment of accrued certificate interest on each class of senior certificates reduced, in each case, by any net prepayment interest shortfalls for such certificate group, allocated among the classes of certificates of such certificate group in proportion to the amount of such interest (as so reduced) that would otherwise be distributable thereon;

(2) to payment of any outstanding interest shortfalls on the senior certificates; provided, however, that any shortfall in available amounts for such group of certificates will be allocated among the classes of such certificates in proportion to the amount of such interest (as so reduced) that would otherwise be distributable thereon;

(3) to the senior certificates (other than any class of interest only certificates), the Pool Senior Principal Distribution Amount (as defined in the related terms sheet), in reduction of their class principal amounts, in the priority specified in the related terms sheet.

(4) to the subordinate certificates, in the priority specified in the related terms sheet: (x) accrued certificate interest thereon (as reduced by any net prepayment interest shortfalls allocated to that class on that distribution date), (y) any outstanding interest shortfalls previously allocated to that class and (z) the related class’s subordinate class percentage of the Pool Subordinate Principal Distribution Amount (as defined in the related terms sheet) for that distribution date, except as provided in the following paragraph, in reduction of its class principal amount.

With respect to each class of subordinate certificates other than the class of subordinate certificates with the lowest priority, if on any distribution date the credit support percentage for that class is less than that class’s original credit support percentage as of the related closing date, then no distributions in respect of unscheduled principal collections on the mortgage loans will be made to any classes that are subordinate to such class of certificates, and the amount otherwise distributable to the those further subordinated classes in respect of such payments will be allocated among the remaining related classes of subordinate certificates, proportionately, based upon their respective class principal amounts.

Allocation of Losses

Amounts representing losses on the mortgage loans (to the extent that those losses exceed excess interest and any overcollateralization related to the applicable pool related to certificates in an overcollateralization group) will be applied to reduce the principal amount of the class of subordinate certificates for the related mortgage pool still outstanding that has the lowest payment priority, until the principal amount of that class has been reduced to zero. If the applicable subordination provided by the subordinate certificates is insufficient to absorb losses, then the losses realized by the applicable pool will vary by series and (a) either (i) will be allocated pro rata in reduction of the principal amount of the related group of senior certificates or (ii) one or more classes of senior certificates may be designated to absorb the pro rata portion of such losses that otherwise would have been allocated to other classes or (b) will not be allocated to the senior certificates.

Optional Termination of the Trust Fund

On any Distribution Date after the date on which the total Scheduled Principal Balance of the mortgage loans (determined in the aggregate rather than by pool) is less than 10% of the related cut-off date balance of the mortgage loans, the Master Servicer (subject to the terms of the related trust agreement) will, with the prior written consent of the Seller (which consent shall not be unreasonably withheld), have the option to purchase the mortgage loans, any REO Property and any other property remaining in the related trust fund and thereby effect the termination of the related trust fund and the retirement of the certificates. The purchase price of the mortgage loans must be equal to the sum of (a) 100% of the total outstanding principal balance of the mortgage loans, plus accrued interest thereon at the applicable Mortgage Rate, (b) the fair market value of all other property remaining in the trust fund (reduced, in the case of any REO Property, by (1) reasonably anticipated disposition costs and (2) any amount by which the fair market value as so reduced exceeds the outstanding principal balance of the related mortgage loan) and (c) any unreimbursed servicing advances for the related Distribution Date and certain amounts owed to the Trustee. The Master Servicer, the trustee, each servicer and each custodian will be reimbursed from the Purchase Price for (i) any servicing advances and unpaid servicing fees, as applicable and (ii) any other amounts due under the related trust agreement, the related servicing agreements or the related custodial agreements, as applicable. This purchase will be treated as a prepayment of the mortgage loans for purposes of distributions to the related certificateholders. Upon payment in full to the related certificateholders of these amounts, the related trust fund will be terminated.

Origination of the Mortgage Loans and Underwriting Guidelines

The mortgage loans will have been originated or acquired by various originators or their correspondents in accordance with such originator’s applicable underwriting guidelines. The underwriting guidelines applied by Aurora (the “LBB Underwriting Guidelines”) and the underwriting guidelines applied by any originator that originated or acquired more than 20% of the mortgage loans in a pool of mortgage loans will be disclosed in the related prospectus supplement. The remainder of the mortgage loans included in a trust fund will have been originated by various originators in accordance with such originators’ underwriting guidelines generally comparable to the general underwriting guidelines described under “General Underwriting Guidelines” below. Such General Underwriting Guidelines differ among the originators in various areas. The following are general summaries of the LBB Underwriting Guidelines and the General Underwriting Guidelines believed by the Depositor to be generally applied, with some variation, by Aurora or each other originator, as applicable. The following does not purport to be a complete description of the underwriting standards applied by Aurora or the other originators.

LBB Underwriting Guidelines

Lehman Brothers Bank, FSB (“LBB” or the “Bank”) is a federal savings bank chartered under the Home Owners’ Loan Act and under the supervision of the Office of Thrift Supervision. LBB’s home office is located in Wilmington, Delaware, and LBB also has a branch in Jersey City, New Jersey. LBB originates and purchases residential and commercial mortgage loans and engages in other permitted bank activities. LBB began originating and purchasing residential mortgage loans in 1999.

LBB originates residential mortgage loans through its wholly-owned operating subsidiary and agent, Aurora Loan Services, LLC, a Delaware limited liability company (“Aurora”). Aurora originates loans through its Conduit, Wholesale and Retail channels, and is headquartered in Denver, Colorado. For the years 2003, 2004, and 2005, LBB has originated residential mortgage loans through Aurora of approximately $32,000,000,000, $ 44,000,000,000 and $52,000,000,000, respectively. Year-to-date funding through 9/30/06 is $27,200,000,000.

The Conduit Division (“Conduit”), operates in two locations, Englewood, Colorado and Dallas, Texas. Conduit loans represented approximately 75% by loan origination volume ($) of Aurora’s total loan production in 2005, 71% in 2006 YTD. Correspondents are approved to do business with Aurora upon completion of an application, a satisfactory background check, and execution of a Correspondent Loan Sale Agreement. Correspondents generally underwrite loans to LBB Underwriting Guidelines (as described below). Approximately 24% of Conduit’s loans in 2005, 15% in 2006 YTD were pre-underwritten by either Aurora or an independent third party underwriter (using LBB’s Underwriting Guidelines) prior to purchase by LBB. Certain correspondents are given delegated underwriting authority, which is granted only to larger correspondents with adequate controls and net worth. Approximately 71% of Conduit’s loans in 2005, 85% in 2006 YTD (excluding mini-bulk transactions) were underwritten by correspondents with delegated underwriting authority. A third group of correspondents sell to LBB through Aurora in “mini-bulk” transactions, in which they generally represent and warrant compliance with LBB’s Underwriting Guidelines or other guidelines approved by Aurora. Approximately 5% of Conduit’s loans in 2005, 4% in 2006 YTD were purchased in mini-bulk transactions.

Some correspondents selling through mini-bulk transactions apply for and are granted authority to underwrite mortgage loans for sale to LBB using underwriting guidelines of a company other than Aurora/LBB. These are referred to “Other People’s Guidelines”, or OPG. The OPG are reviewed by the credit staff at Aurora to determine that they are acceptable to LBB. OPG may vary from LBB’s guidelines but the products are deemed by Aurora to be substantially similar to the products produced in accordance with LBB’s underwriting guidelines. OPG products made up approximately 4% of Aurora’s Conduit production in 2005 and 3% of Aurora’s Conduit production YTD 2006.

The Wholesale Division operates out of two Regional Operations Centers. Wholesale production represented 24% of Aurora’s total loan production in 2005, 28% in 2006 YTD. All loans in the Wholesale Division are underwritten to LBB’s Underwriting Guidelines as described below. Brokers are approved to do business with Aurora upon completion of an application, a satisfactory background check, and execution of a Broker Agreement.

The Retail Division, known as National Consumer Direct Lending, operates out of a central location in Englewood, Colorado. Retail production represented 1% of Aurora’s total loan production in 2005 and 2006 YTD.

The LBB Underwriting Guidelines are generally not as strict as Fannie Mae or Freddie Mac guidelines. The LBB Underwriting Guidelines are intended to evaluate the value and adequacy of the mortgaged property as collateral and to consider the borrower's credit standing and repayment ability. On a case-by-case basis, the underwriter may determine that, based upon compensating factors, a prospective borrower not strictly qualifying under the applicable underwriting guidelines warrants an underwriting exception. Compensating factors may include, but are not limited to, low loan-to-value ratios, low debt-to-income ratios, good credit history, stable employment, financial reserves, and time in residence at the applicant's current address. A significant number of the mortgage loans may represent underwriting exceptions.

The LBB Underwriting Guidelines are applied in accordance with a procedure that generally requires (1) an appraisal of the mortgaged property by qualified independent appraisers, that conforms to Fannie Mae and Freddie Mac standards and (2) a review of such appraisal by the underwriter and, depending upon certain factors, including original principal balance and loan-to-value ratio of the mortgaged property, may include a review of the original appraisal by Aurora’s review appraisal department.

Each appraisal includes a market data analysis based on recent sales of comparable homes in the area. The LBB Underwriting Guidelines generally permit mortgage loans with loan-to-value ratios at origination of up to 100% (or, with respect to certain mortgage loans, up to 95%) for the highest credit-grading category, depending on the creditworthiness of the borrower, the type and use of the property, the debt-to-income ratio and the purpose of the loan application.

Each prospective borrower completes an application that includes information with respect to the applicant's liabilities, assets, income and employment history (except with respect to certain "no documentation'' mortgage loans described below), as well as certain other personal information. Each originator requires a credit report on each applicant from a credit reporting company. The report typically contains information relating to matters such as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcy, repossession, suits or judgments.

Aurora offers a number of loan products including Alt A, Classic and Mortgage Maker. Alt A loans generally provide for minimum credit score of 620 for full doc loans, 660 for reduced doc loans, maximum loan amount of $6,000,000, maximum DTI of 50%, maximum LTV of 100%, and may be of any documentation type. Alt A loans made up approximately 73% of Aurora’s Conduit loans, 69% of Aurora’s Retail loans, and 76% of Aurora’s Wholesale loans in 2005. 2006 YTD is 49% for conduit, 71% for Wholesale/Retail.

Classic products are generally directed to a slightly higher credit quality mortgagor than the Alt A products. They are available only on full doc loans to owner occupied or second home properties and with stated doc income guidelines to owner occupied homes. Minimum credit score for full doc owner occupied loans is 680, 720 for stated documentation and full doc second homes, maximum loan amount of $2,000,000 and maximum DTI of 45%.

Mortgage Maker products are generally directed to a slightly lower credit quality mortgagor than the Alt A products. Mortgage Maker loans made up approximately 24% of Aurora’s Conduit loans in 2005, 47% for 2006 YTD and 26% of Wholesale/Retail production for 2006 YTD. Mortgage Maker loans generally provide for minimum credit score of 620, maximum loan amount of $4,000,000, maximum DTI of 50%, maximum LTV of 95%, and may be of any documentation type.

Second liens are offered behind each of the first lien programs described above, and generally follow the same underwriting requirements as the first lien from the same program. Mortgage Maker second liens may be placed behind an Alt-A or Classic first liens.

Second liens accepted through the OPG process described above may be ‘stand-alone’ second liens, or may be concurrently funded liens, with the first lien also delivered to Aurora. All other second liens offered by Aurora through its other channels are concurrently funded with the first lien that is also delivered to Aurora. On all concurrently funded first and second lien transactions, both first and second liens must conform to the most restrictive guidelines of the applicable First or Second Lien requirements if there is a difference. Maximum loan amount is $200,000 for Alt-A and Classic second liens, $400,000 for Mortgage Maker second liens. Under the LBB Underwriting Guidelines, maximum CLTV is generally 100%.

In each program, LBB offers an interest only option on first liens, with a minimum interest-only period generally of 5 years and a maximum interest-only period of 10 years. DTI’s for interest-only loans are computed using the initial interest-only payment (or, for ARM’s which will experience rate adjustments in less than twenty-four months, using the fully-indexed interest-only payment).

LBB originates loans with different income and asset “documentation” requirements. The types of income and asset documentation include Full Doc (Alt A), Full Doc (Other than Alt A), Limited, Stated, Stated-Stated, No Ratio, and No Documentation. Verification of employment, income and assets in a mortgage loan file is dependent on the documentation program.

For "Full Documentation'' program loans in Alt A, documentation consistent with Fannie Mae/Freddie Mac guidelines is required, which generally includes verification of current income and employment, a two-year history of previous income and employment (or for self-employed borrowers, two years of income tax returns), verification through deposit verifications of sufficient liquid assets for down payments, closing costs and reserves, and depository account statements or settlement statements documenting the funds received from the sale of the previous home.

“Full Documentation” program loans other than Alt A do not require documentation consistent with Fannie Mae/Freddie Mac guidelines, but generally provide for verification of current income and employment, a 12-24 month history of previous income and employment (or for self-employed borrowers, one or two years of income tax returns, verification through deposit verifications of sufficient liquid assets for down payments, closing costs and reserves, and depository account statements or settlement statements documenting the funds received from the sale of the previous home.

“Limited Documentation” loans generally provide for 6-12 months of income documentation or 6 months of personal or business bank statements.

For "Stated Income'' program loans, current employment is verified, a two-year history of previous employment is required, qualifying income is based on the stated amount provided by the prospective borrower, and deposit verifications are made to ensure sufficient liquid assets.. Verification of the source of funds (if any) required to be deposited by the applicant into escrow in the case of a purchase money loan is generally required under all program guidelines (except for no documentation program guidelines).

“Stated-Stated” program loans, are based upon Stated Income, as described above, except that there are no deposit verifications made and the asset analysis is based on the stated amount provided by the prospective borrower.

“No Ratio” program loans require verification of current employment, a minimum of two years’ history of previous employment and verification of sufficient liquid assets.

Under "No Documentation'' program guidelines, no information was obtained regarding the borrowers' income or employment and there was no verification of the borrowers' assets. The no documentation program guidelines require stronger credit profiles than the other loan programs, and have substantially more restrictive requirements for loan amounts, loan-to-value ratios and occupancy.

Substantially all of the mortgage loans originated by LBB through Aurora and included in a trust fund will be initially serviced by Aurora.

General Underwriting Guidelines

The “General Underwriting Guidelines” used by originators other than Aurora are generally intended to evaluate the credit risk of mortgage loans made to borrowers with imperfect credit histories, ranging from minor delinquencies to bankruptcy, or borrowers with relatively high ratios of monthly mortgage payments to income or relatively high ratios of total monthly credit payments to income. In addition, such guidelines also evaluate the value and adequacy of the mortgaged property as collateral. On a case by case basis, the originators may determine that, based upon compensating factors, a prospective mortgagor not strictly qualifying under the applicable underwriting guidelines warrants an underwriting exception. Compensating factors may include, but are not limited to, relatively low ratio, relatively low debt-to-income ratio, good credit history, stable employment, financial reserves, and time in residence at the applicant’s current address. A significant number of the mortgage loans may represent such underwriting exceptions.

Under the General Underwriting Guidelines, the originators review and verify the loan applicant’s sources of income (except under the stated income programs), calculate the amount of income from all such sources indicated on the loan application or similar documentation, review the credit history of the applicant and calculate the debt-to-income ratio to determine the applicant’s ability to repay the loan, and review the mortgaged property for compliance with the General Underwriting Guidelines. The General Underwriting Guidelines are applied in accordance with a procedure that generally requires (i) an appraisal of the mortgaged property that conforms to Fannie Mae and Freddie Mac standards and (ii) a review of such appraisal, which review may be conducted by the originator’s staff appraiser or representative and, depending upon the amount of property data available, the original principal balance and loan-to-value ratio of the mortgaged property, may include a review of the original appraisal or a drive-by review appraisal of the mortgaged property. The General Underwriting Guidelines generally permit single-family loans with loan-to-value ratios at origination of up to 90% (or, with respect to certain mortgage loans, up to 100%) for the highest credit grading category, depending on the creditworthiness of the mortgagor and, in some cases, the type and use of the property and the debt-to-income ratio. Under the General Underwriting Guidelines, the maximum combined loan-to-value ratio for purchase money mortgage loans may differ from those applicable to refinancings.

The mortgage loans were originated on the basis of loan application packages submitted through mortgage brokerage companies or at the related originator’s retail branches or were purchased from originators approved by the originators. Loan application packages submitted through mortgage brokerage companies, containing in each case relevant credit, property and underwriting information on the loan request, are compiled by the applicable mortgage brokerage company and submitted to the originator for approval and funding. The mortgage brokerage companies receive all or a portion of the loan origination fee charged to the mortgagor at the time the loan is made.

Each prospective borrower completes an application that includes information with respect to the applicant’s liabilities, income (except with respect to certain “no documentation” mortgage loans described below) and employment history, as well as certain other personal information. Each originator requires a credit report on each applicant from a credit reporting company. The report typically contains information relating to such matters as credit history with local and national merchants and lenders, installment debt payments and (to the extent reported) any record of payment defaults, bankruptcy, repossession, suits or judgments.

Mortgaged properties that secure mortgage loans are generally appraised by qualified independent appraisers. Each appraisal includes a market data analysis based on recent sales of comparable homes in the area and, where deemed appropriate, replacement cost analysis based on the current cost of constructing a similar home. Except with respect to purchase money mortgage loans, independent appraisals are generally reviewed by the related originators before the loan is funded, and a drive-by review or appraisal is generally performed in connection with loan amounts over a certain predetermined dollar amount established for each state or when property data is unavailable. With respect to purchase money mortgage loans, an independent appraisal may or may not be reviewed by the originator.

The General Underwriting Guidelines are less stringent than the standards generally acceptable to Fannie Mae and Freddie Mac. Mortgagors who qualify under the General Underwriting Guidelines generally have payment histories and debt ratios that would not satisfy Fannie Mae and Freddie Mac underwriting guidelines and may have a record of major derogatory credit items such as outstanding judgments or prior bankruptcies. The General Underwriting Guidelines establish the maximum permitted loan-to-value ratio for each loan type based upon these and other risk factors. Because such General Underwriting Guidelines do not conform to Fannie Mae or Freddie Mac guidelines, the mortgage loans are likely to experience higher rates of delinquency, foreclosure and bankruptcy than if they had been underwritten to a higher standard. See “Risk Factors—Risks Related to Higher Expected Delinquencies of the Mortgage Loans” herein.

In general, a substantial majority of the mortgage loans were originated consistent with and generally conform to “full documentation,” “limited documentation,” or “stated documentation” residential loan programs. Under each of such programs, the related originator generally reviews the applicant’s source of income, calculates the amount of income from sources indicated on the loan application or similar documentation, reviews the credit history of the applicant, calculates the debt-to-income ratio to determine the applicant’s ability to repay the loan, and reviews the type and use of the property being financed. The General Underwriting Guidelines require that mortgage loans be underwritten according to a standardized procedure that complies with applicable federal and state laws and regulations and requires the originator’s underwriters to be satisfied that the value of the property being financed, as indicated by an appraisal and a review of the appraisal, supports the outstanding loan balance. The General Underwriting Guidelines permit two to four family loans to have loan-to-value ratios at origination of generally up to 90% (or, in certain cases, 100%), depending on, among other things, the loan documentation program, the purpose of the mortgage loan, the mortgagor’s credit history, and repayment ability, as well as the type and use of the property. With respect to mortgage loans secured by mortgaged properties acquired by a mortgagor under a “lease option purchase,” the loan-to-value ratio of the related mortgage loan is generally based on the appraised value at the time of origination of such mortgage loan.

Certain of the mortgage loans were originated under “no documentation” programs pursuant to which no information was obtained regarding the borrower’s income or employment and there was no verification of the borrower’s assets.

Under the Full Documentation programs, applicants generally are required to submit two written forms of verification of stable income for 12 to 24 months, depending on the particular originator and its guidelines. Under the Limited Documentation programs, generally one such form of verification is required for 6 or 12 months, depending upon the practices of the applicable originator. Under the Stated Documentation programs, generally an applicant may be qualified based upon monthly income as stated on the mortgage loan application if the applicant meets certain criteria. All the foregoing programs typically require that with respect to each applicant, there be a telephone verification of the applicant’s employment. Verification of the source of funds (if any) required to be deposited by the applicant into escrow in the case of a purchase money loan is generally required under the Full Documentation program guidelines, except, with respect to certain originators, in the case of mortgage loans with loan-to-value ratios below a specified level. Generally, no such verification is required under the other programs.

Under the General Underwriting Guidelines, various risk categories are used to grade the likelihood that the mortgagor will satisfy the repayment conditions of the mortgage loan. These categories establish the maximum permitted loan-to-value ratio and loan amount, given the occupancy status of the mortgaged property and the mortgagor’s credit history and debt ratio. In general, higher credit risk mortgage loans are graded in categories that permit higher debt ratios and more (or more recent) major derogatory credit items such as outstanding judgments or prior bankruptcies; however, the Underwriting Guidelines establish lower maximum loan-to-value ratios and maximum loan amounts for loans graded in such categories.

A substantial portion of the mortgage loans were classified by the related originators in relatively low (i.e., relatively higher risk) credit categories. The incidence of delinquency, default and bankruptcy with respect to such mortgage loans is expected to be greater than if such mortgage loans had been classified in relatively higher categories.

The Sponsor

For more information on Lehman Brothers Holdings Inc., see “The Sponsor” in the accompanying prospectus.

The Depositor

For more information on Structured Asset Securities Corporation, see “The Depositor” in the accompanying prospectus.

The Master Servicer

For more information on Aurora Loan Services LLC, see “The Master Servicer” in the accompanying prospectus.

Static Pool Information

Certain static pool information may be found at a website designated in the related prospectus supplement. Access to this internet address will be unrestricted and free of charge. Information provided through this internet address will not be deemed to be a part of this terms sheet supplement or the related final prospectus supplement, the prospectus or the registration statement.

Various factors may affect the prepayment, delinquency and loss performance of the mortgage loans in the related trust fund over time. The various mortgage loan pools for which performance information is shown at the stated internet address may have initial characteristics that differed, and may have differed in ways that were material to the performance of those mortgage pools. These differing characteristics include, among others, product type, credit quality, geographic concentration, originator concentration, servicer concentration, average principal balance, weighted average interest rate, weighted average loan-to-value ratio, weighted average term to maturity and the presence or absence of prepayment penalties. We do not make any representation, and you should not assume, that the performance information shown at the stated internet address is in any way indicative of the performance of the mortgage loans in the related trust fund.

Affiliations and Relationships

The Depositor, the Sponsor, the Underwriter, Lehman Pass-Through Securities Inc., the Bank and Aurora are all affiliates of each other and have the following ownership structure:

•
The Depositor, Structured Asset Securities Corporation, is a wholly owned, direct subsidiary of Lehman Commercial Paper Inc., which is a wholly-owned, direct subsidiary of Lehman Brothers Inc., which is a wholly owned, direct subsidiary of the Sponsor, Lehman Brothers Holdings Inc.

•	The Underwriter, Lehman Brothers Inc., is a wholly owned, direct subsidiary of the Sponsor.

•
Lehman Pass-Through Securities Inc., which will purchase the Class P and Class X Certificates from the Depositor, is a wholly owned, direct subsidiary of Lehman Commercial Paper Inc., which is a wholly-owned, direct subsidiary of Lehman Brothers Inc., which is a wholly owned, direct subsidiary of the Sponsor.

•
Aurora, which acts as the Master Servicer and is also one of the Servicers, is a wholly-owned, direct subsidiary of Lehman Brothers Bank, FSB, which is a wholly-owned, direct subsidiary of Lehman Brothers Bancorp Inc., which is a wholly owned, direct subsidiary of the Sponsor.

Certain of the mortgage loans in each trust fund will have been originated by the Bank and subsequently purchased by the Seller in one or more arm’s length transactions on or before each closing date. In addition, on or before each closing date, the Seller will engage Aurora to provide the servicing functions for certain of the mortgage loans in the related trust fund.

Representations and Warranties

The mortgage loans in each trust fund will be mortgage loans that either (a) were purchased pursuant to various sale agreements by the Seller or the Bank directly from various transferors (the “Transferred Mortgage Loans”) or (b) were originated by Lehman (the “Lehman Originated Mortgage Loans”). Any mortgage loans purchased by LBB from a transferor will be assigned to the Seller.

Pursuant to the terms of each sale agreement, each transferor of mortgage loans in a trust fund will have made to the Seller, as direct purchaser or assignee, as of the related sale date certain representations and warranties that generally include those described in the attached prospectus.

The Seller’s rights under each sale agreement will be assigned by the Seller to the Depositor pursuant to the related sale and assignment agreement and, in turn, assigned by the Depositor to the trustee for the benefit of holders of the certificates pursuant to the related trust agreement.

For any Lehman Originated Mortgage Loans, the Seller will make certain representations and warranties to the Depositor in the related sale and assignment agreement concerning such Lehman Originated Mortgage Loans that generally include the representations and warranties similar to those described above, which will be, in turn, assigned by the Depositor to the trustee for the benefit of related certificateholders pursuant to the related trust agreement. In addition, each transferor will have represented to the Seller (and/or the Seller will have represented to the Depositor), that (1) each mortgage loan at the time it was made complied in all material respects with applicable local, state and federal laws, including but not limited to all applicable anti-predatory and anti-abusive lending laws and (2) none of the mortgage loans constitute “high-cost” or “high-risk” loans under applicable anti-predatory and anti-abusive lending laws. Within the period of time specified in each trust agreement following the discovery of a breach of any representation or warranty that materially and adversely affects the value of the mortgage loan, or receipt of notice of such breach, the applicable transferor or the Seller will be obligated either to (a) cure such breach, (b) repurchase the affected mortgage loan from the applicable trust fund for a price equal to the unpaid principal balance thereof plus accrued interest thereon plus any costs and damages incurred by the trust fund in connection with any violation of any anti-predatory or anti-abusive lending laws or (c) in the circumstances described in the prospectus under “The Agreements—Repurchase and Substitution of Non-Conforming Loans,” substitute a Qualifying Substitute Mortgage Loan.

In addition, pursuant to each sale and assignment agreement, with respect to any Transferred Mortgage Loans, the Seller will make to the Depositor (and the Depositor will assign to the trustee for the benefit of holders of the related certificates) only certain limited representations and warranties intended to address certain material conditions that may arise with respect to such mortgage loans in the related trust fund between the applicable sale date and the applicable closing date. In the event of a breach of any such representation or warranty that does not constitute a breach of any representation or warranty made by the applicable transferor as described above, the Seller will be obligated in the same manner as the transferor to cure such breach or repurchase or replace the affected Transferred Mortgage Loan from the related trust fund, as described above. However, the Seller will have no obligation to cure a breach or repurchase a Transferred Mortgage Loan if the relevant breach constitutes a breach of a representation or warranty made by the related transferor under the related sale agreement and such transferor fails to fulfill its obligations. Notwithstanding the foregoing, the Seller will represent in each sale and assignment agreement with respect to any Transferred Mortgage Loans in the event of a breach of those representations set forth in clauses (1) and (2) of the immediately preceding paragraph, the Seller will be directly obligated to cure such breach or repurchase or replace the affected Transferred Mortgage Loan.

Administration of the Trust Fund

Servicing and Administrative Responsibilities

The Servicers, the Master Servicer, the trustee and the custodians will have the following responsibilities with respect to the trust fund:

Party:	Responsibilities:
Servicers

Performing the servicing functions with respect to the mortgage loans and the related mortgaged properties in accordance with the provisions of the related servicing agreements, including, but not limited to:

• collecting monthly remittances of principal and interest on the mortgage loans from the related borrowers, depositing such amounts in the related servicing account, and delivering all amounts on deposit in the servicing accounts to the Master Servicer for deposit in the collection account on the related servicer remittance date;

• collecting amounts in respect of taxes and insurance from the related borrowers, depositing such amounts in the related escrow account, and paying such amounts to the related taxing authorities and insurance providers, as applicable;

• making advances with respect to delinquent payments of principal and interest on the mortgage loans, to the extent such Servicer believes such advances will be recoverable;

• paying, as servicing advances, customary costs and expenses incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the mortgaged property, (b) taxes, assessments and other charges which are or may become a lien upon the mortgaged property or (c) borrower-paid primary mortgage insurance policy premiums and fire and hazard insurance coverage, to the extent not paid by the borrower;

Party:	Responsibilities:
• providing monthly loan-level reports to the Master Servicer;
• maintaining certain insurance policies relating to the mortgage loans; and
• enforcement of foreclosure proceedings.
Master Servicer	Performing the master servicing functions in accordance with the provisions of the applicable trust agreement and the servicing agreements, including but not limited to:
• monitoring each Servicer’s performance and enforcing each Servicer’s obligations under the related servicing agreement;

• collecting monthly remittances from each Servicer for deposit in the collection account on the related Servicer’s remittance date and delivering all amounts on deposit in the collection account to the trustee for deposit in the certificate account on the master servicer remittance date;

• gathering the monthly loan-level reports delivered by each Servicer and providing a comprehensive loan-level report to the trustee with respect to the mortgage loans;
• upon the termination of a Servicer, appointing a successor servicer, and until a successor servicer is appointed, acting as successor servicer; an
• upon the failure of a Servicer to make advances with respect to a mortgage loan, making those Advances to the extent provided in the related trust agreement.
Trustee	Performing the trustee functions in accordance with the provisions of the related trust agreement, including but not limited to:

• receiving monthly remittances from the Master Servicer for deposit in the certificate account and distributing all amounts on deposit in the certificate account to the certificateholders in accordance with the priorities described in such trust agreement;

• preparing and distributing annual investor reports necessary to enable certificateholders to prepare their tax returns;
• preparing and distributing the monthly distribution date statement to certificateholders based on information received from the Master Servicer and any swap counterparty;
• exercising remedies upon an Event of Default where a responsible officer of the trustee has actual knowledge of the default and is instructed by certificateholder to enforce such remedies; and
• until a successor master servicer is appointed, acting as successor master servicer in the event the Master Servicer resigns or is removed by the trustee.

Party:	Responsibilities:
Custodians	Performing the custodial functions in accordance with the provisions of the custodial agreements, including but not limited to:
• holding and maintaining the mortgage loan documents related to the mortgage loans in a fireproof facility intended for the safekeeping of mortgage loan files on behalf of the trustee.

Mortgage Loan Servicing

General

The Servicers will have primary responsibility for servicing the mortgage loans including, but not limited to, all collection, advancing and loan level reporting obligations, maintenance of custodial and escrow accounts, maintenance of insurance and enforcement of foreclosure proceedings with respect to the mortgage loans and the mortgaged properties in accordance with the provisions of the servicing agreements.

Under each servicing agreement, the Master Servicer has the authority to terminate the related Servicer for certain events of default which indicate that either the Servicer is not performing, or is unable to perform, its duties and obligations under the servicing agreement. If the Master Servicer terminates a Servicer, the Master Servicer will be required to appoint a successor servicer as provided in the related trust agreement. Notwithstanding anything to the contrary in the prospectus, the Master Servicer will not be ultimately responsible for the performance of the servicing activities by a Servicer.

Any successor servicer must be qualified to service mortgage loans for Freddie Mac or Fannie Mae and must have a net worth of not less than $25,000,000.

Servicing Accounts

Each Servicer will establish and maintain a segregated Servicing Account in the name of the trustee into which each Servicer will deposit payments on account of interest and principal for the related mortgage loans, less its servicing fee, as described under “Servicing of Loans—Deposits to and Withdrawal from the Collection Account” and “—Servicing Accounts” in the prospectus. On each servicer remittance date, each Servicer will remit the amounts on deposit in its Servicing Account to the Master Servicer for deposit into the collection account, which is maintained by the Master Servicer. The Servicers and the Master Servicer are entitled to reimburse themselves from the related Servicing Account or collection account, as applicable, for any Advances made and expenses incurred. The Servicing accounts and the collection account will consist solely of amounts relating to the mortgage loans, and amounts on deposit therein will not be commingled with any other funds not related to the trust fund.

Servicing Compensation and Payment of Expenses

Each Servicer will be paid the applicable servicing fee for each mortgage loan serviced by it and any successor to a Servicer will in all cases receive a fee in an amount equal to, but not greater than, the applicable servicing fee. As additional servicing compensation, each Servicer is entitled to retain (i) all servicing related fees, including assumption fees, modification fees, ancillary servicing fees, extension fees, non-sufficient fund fees and late payment charges (other than prepayment premiums) to the extent collected from the borrower, (ii) any interest or other income earned on funds held in the servicing accounts and escrow accounts and other similar items described under each related servicing agreement and (iii) any prepayment interest excess to the extent not offset by prepayment interest shortfalls (in the case of Aurora, if applicable).

The servicing fees are subject to reduction as described below under “Prepayment Interest Shortfalls”. See “Servicing of Loans—Servicing Compensation and Payment of Expenses” in the prospectus for information regarding expenses payable by the Master Servicer and the Servicers. The Master Servicer and the Servicers will be entitled to reimbursement for certain expenses prior to distribution of any amounts to certificateholders.

Waiver or Modification of Mortgage Loan Terms

The Servicers may waive, modify or vary any term of any mortgage loan or consent to the postponement of strict compliance with any term of any mortgage loan so long as that waiver, modification or postponement is not materially adverse to the trust fund; provided, however, that unless the Servicer has received the prior written consent of the Master Servicer, the Servicer may not permit any modification for any mortgage loan that would change the mortgage rate, defer or forgive the payment of principal or interest, reduce or increase the outstanding scheduled principal balance (except for actual payments of principal) or change the final maturity date on that mortgage loan. In the event of any such modification that permits the deferral of interest or principal payments on any mortgage loan, the related Servicer must make an advance. However, the Servicer may not make or permit any modification, waiver or amendment of any term of any mortgage loan that would cause any REMIC created under the related trust agreement to fail to qualify as a REMIC or result in the imposition of any tax.

Prepayment Interest Shortfalls

When a borrower prepays a mortgage loan in full or in part between scheduled payment dates, the borrower pays interest on the amount prepaid only from the last scheduled payment date to the date of prepayment, with a resulting reduction in interest payable for the month during which the prepayment is made. Any prepayment interest shortfall is generally required to be paid by the applicable Servicer, up to the total amount of servicing fees received on the mortgage loans serviced by it for the applicable distribution date, and in the case of Aurora such amount shall not be offset by prepayment interest excess. The Master Servicer is not required to fund any prepayment interest shortfall required to be funded but not funded by the Servicers or a successor servicer as discussed herein.

Advances

Each Servicer will generally be obligated to make advances to the extent that such advances, in its judgment, are reasonably recoverable from future payments and collections, insurance payments or proceeds of liquidation of the related mortgage loan. The Master Servicer will be obligated to make any required advance if the Servicer fails in its obligation to do so, to the extent provided in the trust agreement. The Master Servicer and each Servicer, as applicable, will be entitled to recover any advances made by it with respect to a mortgage loan out of late payments thereon or out of related liquidation and insurance proceeds or, if those amounts are insufficient, from collections on other mortgage loans. Such reimbursements may result in realized losses.

The purpose of making these advances is to maintain a regular cash flow to the certificateholders, rather than to guarantee or insure against losses. No party will be required to make any advances with respect to reductions in the amount of the monthly payments on mortgage loans due to reductions made by a bankruptcy court in the amount of a scheduled payment owed by a borrower or a reduction of the applicable mortgage rate by application of the Servicemembers Civil Relief Act, as amended. No party which makes an advance is entitled to interest on those advances.

Primary Mortgage Insurance

The Master Servicer and each Servicer will be required to take such action in servicing the mortgage loans as is necessary to keep the primary mortgage insurance policies in effect, and the Servicers will be responsible for filing claims under such primary mortgage insurance policies on behalf of the trust fund.

Collection of Taxes, Assessments and Similar Items

The Servicers will, to the extent required by the related loan documents, maintain escrow accounts for the collection of hazard insurance premiums and real estate taxes with respect to the mortgage loans, and will make advances with respect to delinquencies in required escrow payments by the related borrowers to the extent necessary to avoid the loss of a mortgaged property due to a tax sale or the foreclosure thereof as a result of a tax lien.

Insurance Coverage

The Master Servicer and the Servicers are required to obtain and thereafter maintain in effect a bond, corporate guaranty or similar form of insurance coverage (which may provide blanket coverage), or any combination thereof, insuring against loss occasioned by the errors and omissions of their respective officers and employees.

Evidence as to Compliance

Each servicing agreement will provide that the related Servicer will certify to the Depositor, the trustee and the Master Servicer that all information prepared by it and provided to the Master Servicer relating to the mortgage loans serviced by that Servicer is accurate and complete in all material respects as of the last day of the period covered by that report and that generally the Servicer is in compliance with its obligations to report to the Master Servicer and is in compliance with its obligations under the related servicing agreements. Each trust agreement will provide that each year the Master Servicer will certify to the trustee that for the prior calendar year, the Master Servicer has performed and fulfilled its duties, responsibilities and obligations under such trust agreement in all material respects throughout that year, or, if there has been a default in the fulfillment of any such duties, responsibilities or obligations, specifying each such default known to the Master Servicer and the nature and status thereof, and that the Master Servicer has received from each Servicer an annual certificate of compliance and a copy of that Servicer’s annual audit report, in each case to the extent required under the applicable servicing agreement, or, if any such certificate or report has not been received by the Master Servicer, the Master Servicer is using its best reasonable efforts to obtain such certificate or report.

Each servicing agreement and custodial agreement will provide that before or during March of each year, beginning with the year following the year in which the related closing date occurs, each servicer and custodian, respectively, will provide to the Depositor, the Seller, the Master Servicer and the Trustee a report on an assessment of compliance with the AB Servicing Criteria. Each trust agreement will provide that during or before March of each year, beginning with the year following the year in which the related closing date occurs, the Master Servicer will provide to the Depositor, the Seller and the Trustee a report on an assessment of compliance with the AB Servicing Criteria. In addition, any permitted subservicer or subcontractor of any of the parties described above that is participating in the servicing function relating to the mortgage loans, within the meaning of Regulation AB, will also provide to the Depositor, the Seller, the Master Servicer and the Trustee a report on an assessment of compliance with the AB Servicing Criteria.

Each party that is required to deliver a report on assessment of servicing compliance, will also deliver an attestation report from a firm of independent public accountants on the related assessment of compliance. The AB Servicing Criteria include specific criteria relating to the following areas: general servicing considerations, cash collection and administration, investor remittances and reporting and pool asset administration. Each report is required to indicate that the AB Servicing Criteria were used to test compliance of the relevant party on a platform level basis and will set out any material instances of noncompliance.

Each servicing agreement will also provide for delivery to the Depositor, the Seller, the Master Servicer and the Trustee during or before March of each year, beginning with the year following with year in which the related closing date occurs, a separate annual statement of compliance from each Servicer to the effect that, to the best knowledge of the signing officer, the Servicer has fulfilled in all material respects its obligations under the related servicing agreement throughout the preceding year or, if there has been a material failure in the fulfillment of any obligation, the statement will specify each failure and the nature and status of that failure. This annual statement of compliance may be provided as a single form making the required statements as to more than one servicing agreement.

Copies of the annual reports of assessment of compliance, attestation reports, and statements of compliance may be obtained by Certificateholders without charge upon written request to the Trustee at the address of the Trustee. These items will also be filed with the Issuing Entity’s annual report on Form 10-K, to the extent required under Regulation AB.

Yield, Prepayment and Weighted Average Life

General

The yields to maturity (or to early termination) of the certificates will be affected by the rate of principal payments (including prepayments, which may include amounts received by virtue of purchase, condemnation, insurance or foreclosure) on the related mortgage loans and the application of excess interest to retire the class principal amounts of the certificates. Yields will also be affected by the extent to which mortgage loans bearing higher mortgage rates prepay at a more rapid rate than mortgage loans with lower mortgage rates, the amount and timing of borrower delinquencies and defaults resulting in realized losses, the purchase price for the certificates and other factors.

Principal prepayments may be influenced by a variety of economic, geographic, demographic, social, tax, legal and other factors, including the credit quality of the mortgage loans. In general, if prevailing interest rates fall below the interest rates on the mortgage loans, the mortgage loans are likely to be subject to higher prepayments than if prevailing rates remain at or above the interest rates on the mortgage loans. Conversely, if prevailing interest rates rise above the interest rates on the mortgage loans, the rate of prepayment would be expected to decrease. Other factors affecting prepayment of the mortgage loans include such factors as changes in borrowers’ housing needs, job transfers, unemployment, borrowers’ net equity in the mortgaged properties, changes in the values of mortgaged properties, mortgage market interest rates and servicing decisions. The mortgage loans generally have due-on-sale clauses.

In addition, the rate of principal prepayments may also be influenced by programs offered by mortgage loan originators, servicers and brokers (including the Servicers and their affiliates). In particular, the Seller and its affiliates (including Aurora) may solicit borrowers using general and targeted solicitations (which may be based on mortgage loan characteristics including, but not limited to, interest rate, payment history or geographic location) and solicitations to borrowers whom the Seller or its affiliates believe may be considering refinancing their mortgage loans.

The rate of principal payments on the mortgage loans will also be affected by the amortization schedules of the mortgage loans, the rate and timing of prepayments thereon by the borrowers, liquidations of defaulted mortgage loans and repurchases of mortgage loans due to certain breaches of representations and warranties or defective documentation. The timing of changes in the rate of prepayments, liquidations and purchases of the related mortgage loans may, and the timing of realized losses will, significantly affect the yield to an investor, even if the average rate of principal payments experienced over time is consistent with an investor’s expectation. Because the rate and timing of principal payments on the mortgage loans will depend on future events and on a variety of factors (as described more fully herein and in the prospectus under “Yield, Prepayment and Maturity Considerations”), no assurance can be given as to such rate or the timing of principal payments on the certificates. In general, the earlier a prepayment of principal of the mortgage loans, the greater the effect on an investor’s yield. The effect on an investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the certificates may not be offset by a subsequent decrease (or increase) in the rate of principal payments.

Prepayments, liquidations and purchases of mortgage loans will result in distributions to holders of the related certificates of principal amounts that would otherwise be distributed over the remaining terms of such mortgage loans. The rate of defaults on the mortgage loans will also affect the rate and timing of principal payments on the mortgage loans. In general, defaults on mortgage loans are expected to occur with greater frequency in their early years.

As described herein, in connection with certificates in an overcollateralization group, excess interest will be applied, to the extent available, as an additional payment of principal on the certificates to create and/or maintain limited overcollateralization and to offset certain losses and shortfalls on the certificates. The level of excess interest available on any distribution date will be influenced by, among other things:

•
the overcollateralization level of the mortgage loans. This means the extent to which interest on the mortgage loans is accruing on a higher principal balance than the certificate principal amounts of the related certificates;

•	the loss experience of the mortgage loans. For example, excess interest will be reduced as a result of realized losses on the mortgage loans;

•	the value of LIBOR;

•	the extent to which the weighted average of the net mortgage rates of the mortgage loans exceeds the weighted average of the interest rates of the certificates.

No assurances can be given as to the amount or timing of excess interest distributable on the certificates.

The yields to investors in the certificates will be affected by the exercise by the Master Servicer of its right to purchase the mortgage loans.

In respect of certificates in a shifting interest group, as described under “The Certificates—Distributions on Certificates in a Shifting Interest Group” herein and in the related terms sheet, principal prepayments on the mortgage loans in such a certificate group will generally be allocated disproportionately to the related senior certificates (other than any class of senior interest only certificates), as a group, during the period specified in the related terms sheet or if certain conditions are met. Such allocation will initially accelerate the amortization of the related senior certificates. This disproportionate allocation of certain unscheduled payments in respect of principal will have the effect of accelerating the amortization of the related senior certificates, while, in the absence of realized losses, increasing the relative percentage interest in the mortgage loans evidenced by the related subordinate certificates. Increasing the proportionate interest of the related subordinate certificates relative to that of the related senior certificates is intended to preserve the limited protection provided to such senior certificates by the subordination of the related subordinate certificates.

If the purchaser of a certificate offered at a discount from its initial principal amount calculates its anticipated yield to maturity (or early termination) based on an assumed rate of payment of principal that is faster than that actually experienced on the related mortgage loans, the actual yield may be lower than that so calculated. Conversely, if the purchaser of a certificate offered at a premium calculates its anticipated yield based on an assumed rate of payment of principal that is slower than that actually experienced on the related mortgage loans, the actual yield may be lower than that so calculated. For this purpose, prepayments of principal include not only voluntary prepayments made by the borrower, but repurchases of mortgage loans by the Seller due to breaches of representations and warranties.

Material Federal Income Tax Considerations

General

Upon the issuance of the certificates, Tax Counsel will deliver its opinion to the effect that, assuming compliance with the trust agreement, each of the REMICs formed pursuant to the related trust agreement will qualify as a REMIC within the meaning of Section 860D of the Code.

The certificates may be issued with original issue discount (“OID”). A beneficial owner of a certificate must include any OID in income as it accrues on a constant yield method, regardless of whether the beneficial owner receives currently the cash attributable to such OID. See “Material Federal Income Tax Considerations - Taxation of Securities Treated as Debt Instruments - Interest Income and OID” in the prospectus.
Legal Investment Considerations

Certificates will constitute “mortgage related securities” for purposes of SMMEA for so long as they are rated in one of the two highest rating categories by one or more nationally recognized statistical rating agencies, and, as such, are legal investments for certain entities to the extent provided in SMMEA; provided that the related mortgage loans are secured by first liens on the related mortgaged properties. Such investments, however, will be subject to general regulatory considerations governing investment practices under state and federal laws.

Institutions whose investment activities are subject to review by certain regulatory authorities may be or may become subject to restrictions, which may be retroactively imposed by such regulatory authorities, on the investment by such institutions in certain mortgage related securities. In addition, several states have adopted or may adopt regulations that prohibit certain state chartered institutions from purchasing or holding similar types of securities.

Accordingly, investors should consult their own legal advisors to determine whether and to what extent the certificates may be purchased by such investors. See “Legal Investment Considerations” in the prospectus.

Accounting Considerations

Various factors may influence the accounting treatment applicable to an investor’s acquisition and holding of mortgage-backed securities. Accounting standards, and the application and interpretation of such standards, are subject to change from time to time. Investors are encouraged to consult their own accountants for advice as to the appropriate accounting treatment for the certificates.

ERISA Considerations

An employee benefit plan or other retirement arrangement that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or to Section 4975 of the Code (collectively, a “Plan”), or an entity deemed to be investing with plan assets of such a plan or arrangement is subject to the fiduciary obligation and prohibited transaction provisions of ERISA and Section 4975 of the Code, unless it is covered by an administrative exemption. The U.S. Department of Labor has granted to the underwriter a prohibited transaction exemption relating to the acquisition, holding and transfer of mortgage-backed certificates (the “Underwriter’s Exemption”), subject to the limitations and qualifications described under “ERISA Considerations” in the prospectus. See “ERISA Considerations” in the prospectus.

The certificates which have an investment grade rating will generally be eligible to be purchased by Plans under the Underwriters Exemption. However, if there is an interest rate cap agreement or an interest rate swap agreement, the related certificates may not be acquired or held by a person investing assets of any such plans or arrangements before the termination of the interest rate cap agreement or the interest rate swap agreement, as applicable, unless such acquisition or holding is eligible for the exemptive relief available under a class exemption.